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Exhibit 10.105a
                                 April 14, 2003

Vasu Vijay
3109 Wyndmere Drive
Richardson, TX 75082

RE: SERVICES 2003-2004

April 14, 2002

This letter will confirm our mutual understanding of January 15, 2003 regarding our agreement whereby you will assist Vertical Computer Systems, Inc.
("Vertical"). You and Vertical confirm and agree that, subject to your professional commitments, you will assist and provide Vertical with strategy, sales, marketing, and administration services upon Vertical's reasonable request for a period of 12 months.

Vertical agrees to extend your warrants and stock options issued to you in 2001 for one (1) year and shall also issue 1,100,000 shares of Vertical common stock to you within 90 days. If the foregoing is acceptable to you, please sign as provided below.


Very truly yours,



Richard Wade
President/CEO
Vertical Computer Systems, Inc.



ACCEPTED AND AGREED:



Vasu Vijay, an individual

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Vasu Vijay, an individual